Exhibit 99.1

AUXILIUM PHARMACEUTICALS, INC. ANNOUNCES POSITIVE TOP-LINE DATA FROM XIAFLEX® PHASE IIIB DUPUYTREN’S CONTRACTURE MULTICORD STUDY

MALVERN, PA  (July 30, 2012) — Auxilium Pharmaceuticals, Inc. (NASDAQ: AUXL), a specialty biopharmaceutical company, today announced positive top-line data from its open-label phase IIIb trial evaluating XIAFLEX® for the treatment of adult Dupuytren’s contracture patients with multiple palpable cords.  The Company enrolled 60 patients at eight sites throughout the U.S. and Australia.  In the third quarter of 2012, Auxilium expects to begin a larger study with XIAFLEX for the concurrent treatment of multiple palpable cords that, if successful, may allow the Company to seek Food and Drug Administration (FDA) approval and expansion of the Dupuytren’s label.   Based on research by SDI Health, LLC estimating that 35 to 40% of annual Dupuytren’s surgeries in the US are performed to treat two or more cords concurrently, Auxilium is conducting these studies to seek a multicord indication for XIAFLEX from the FDA.

In this phase IIIb multicord study, 60 patients received two concurrent injections of 0.58 mg of XIAFLEX per affected hand and efficacy was based on a single injection per contracted joint.  At 30 days, 60% of all joints, 76% of metacarpophalangeal (MP) and 33% proximal interphalangeal joints achieved clinical success (defined as joint correction to 0 to 5 degrees) following this single injection when two 0.58 mg doses of XIAFLEX were administered concurrently into the same hand.  These response rates are numerically higher than the response rates seen after the first single injection in the double-blind placebo controlled phase III studies.  The most common adverse events (AE’s) reported in this phase IIIb trial were bruising, pain and swelling at the treatment site.  These AE’s were comparable to the previous trials with certain events being slightly higher with two concurrent injections; bruising, pain, pruritus, and lymphadenopathy.  As in the phase III studies, most AEs resolved within 14 days.  There have been no systemic hypersensitivity events reported in this trial or any of the previous XIAFLEX clinical studies reported to date.  Auxilium intends to present additional data from the trial at a future medical conference.

“We are very pleased to announce this important new data exploring the utility of treating patients with multiple palpable cords and expect to begin a larger trial soon that, if successful, may allow us to seek expansion of the current Dupuytren’s indication for XIAFLEX,” said Adrian Adams, Chief Executive Officer and President of Auxilium. “We believe that physicians who treat Dupuytren’s and their prospective patients would be receptive to the potential ability to treat more affected joints at a single treatment session using a non-surgical treatment alternative.”

There were two related serious adverse events reported in the phase IIIb trial: an A2-A4 pulley rupture/ligament injury of the middle finger after middle and ring finger MP joint injections and a 24 hour hospitalization for pain control after two injections into a little finger.

The Company does not believe the rate of tendon / ligament injury following two concurrent injections is any different clinically from the overall experience with XIAFLEX to date and intends to continue to monitor for these events very closely.  In the completed clinical study program, 4 of 1082 subjects in the program experienced a tendon rupture / ligament injury for a rate of 0.4%. To date, approximately 20,000 patients have received commercial XIAFLEX injections in the United States with a reported overall tendon rupture / ligament injury rate of approximately 0.1%.

Auxilium is grateful to all the patients, investigators and Auxilium employees who contributed to these trials.

About Auxilium

Auxilium Pharmaceuticals, Inc. is a specialty biopharmaceutical company with a focus on developing and marketing products to predominantly specialist audiences. Auxilium markets Testim® 1% (testosterone gel) for the topical treatment of hypogonadism in the U.S. and XIAFLEX® (collagenase clostridium histolyticum) for the treatment of adult Dupuytren’s contracture patients with a palpable cord. GlaxoSmithKline LLC co-promotes Testim with Auxilium in the U.S. Ferring International Center S.A. markets Testim in certain countries of the EU and Paladin Labs Inc. markets Testim in Canada.  Pfizer has marketing rights for XIAPEX® (the EU tradename for collagenase clostridium histolyticum) in 46 countries in Eurasia; Asahi Kasei Pharma Corporation has development and commercial rights for XIAFLEX in Japan; and Actelion Pharmaceuticals Ltd has development and commercial rights for XIAFLEX in Canada, Australia, Brazil and Mexico.  Auxilium has three projects in clinical development. XIAFLEX is in phase III of development for the treatment of Peyronie’s Disease. Collagenase clostridium histolyticum (“CCH”) is in phase IIa of development for the treatment of Frozen Shoulder syndrome (adhesive capsulitis) and phase Ib of development for the treatment of cellulite (edematous fibrosclerotic panniculopathy). Auxilium also has rights to pursue additional indications for CCH. For additional information, visit http://www.auxilium.com

About XIAFLEX Phase IIIb

This phase IIIb study was an open-label study that was designed to assess the safety and efficacy of concurrent administration of two injections of XIAFLEX into the same hand of subjects with at least two Dupuytren’s contractures caused by palpable cords.  Multiple combinations of concurrent cords were treated in the trial: patients with two MP joints in different fingers, patients with two PIP cords in different fingers, patients with 1 MP cord and 1 PIP cord in different fingers, and patients with 1 MP cord and 1 PIP cord in the same finger. Safety assessments and immunogenicity testing were performed during all study visits.  Efficacy assessments included measuring finger goniometry and range of motion of the treated joints on days 1, 8, 30, and 60, following the first cycle of two injections. Upon completion of the day 60 follow-up visit following the first treatment cycle, subjects who required additional treatment in the treated hand were allowed to receive XIAFLEX in other individual cords, up to a total of five total injections.

AUXILIUM SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This release contains “forward-looking-statements” within the meaning of The Private Securities Litigation Reform Act of 1995, including statements regarding the scope, enrollment, timing, methodology, endpoints, safety, execution and results of the planned study for XIAFLEX for the concurrent treatment of multiple palpable cords;  the number of Dupuytren’s surgeries in the U.S. that are performed on two or more cords concurrently; the timing of the reporting of additional data from the XIAFLEX phase IIIB Dupuytren’s multicord study; and products in development for Peyronie’s disease, Frozen Shoulder syndrome and cellulite.  All statements other than statements of historical facts contained in this release, including but not limited to, statements regarding future expectations, plans and prospects for the Company, statements regarding forward-looking financial information and other statements containing the words “believe,” “appears,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” and similar expressions, as they relate to the Company, constitute forward-looking statements. While the Company may elect to update the forward-looking statements made in this news release in the future, the Company specifically disclaims any obligation to do so.  Such forward-looking statements are subject to a wide range of risks and uncertainties that could cause results to differ in material respects, including those relating to product development, revenue, expense and earnings expectations, intellectual property rights, results and timing of clinical trials, success of marketing efforts, the need for additional research and testing, and the timing and content of decisions made by regulatory authorities, including the U.S. Food and Drug Administration, and those risks discussed in our reports on file with the Securities and Exchange Commission (the “SEC”).  Our SEC filings may be accessed electronically by means of the SEC’s home page on the Internet at http://www.sec.gov or by means of the Company’s home page on the Internet at http://www.auxilium.com under the heading “For Investors - SEC Filings.”  There may be additional risks that the Company does not presently know or that the Company currently believes are immaterial which could also cause actual results to differ from those contained in the forward-looking statements.

Contacts:

James E. Fickenscher/CFO	William Q. Sargent Jr./ VP IR
Auxilium Pharmaceuticals, Inc.	Auxilium Pharmaceuticals, Inc.
(484) 321-5900	(484) 321-5900
jfickenscher@auxilium.com	wsargent@auxilium.com

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